Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-210463) of our report dated July 21, 2022, with respect to the consolidated financial statements of Lifeway Foods, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for each of the years then ended.

/s/ Mayer Hoffman McCann P.C.

Chicago, Illinois

July 21, 2022